As filed with the Securities and Exchange Commission on September 28, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPHERIX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	52-0849320
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)

Spherix Incorporated, 6430 Rockledge Drive, Suite 503, Bethesda, Maryland 20817

(301) 897-2540

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended And Restated 1997 Stock Plan

Claire Kruger

Chief Executive Officer

Spherix Incorporated

6430 Rockledge Drive, Suite 503

Bethesda, Maryland 20817

(301) 897-2540

(301) 897-2567 (Fax)

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With a copy to:

James E. Baker, Jr.

Baxter, Baker, Sidle, Conn & Jones, P.A.

120 E. Baltimore Street, Suite 2100

Baltimore, Maryland 21202

Telephone:  (410) 385-8122

Facsimile:  (410) 230-3801

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a
smaller reporting company)

Calculation of Registration Fee

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregated Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share, to be issued under the Amended And Restated 1997 Stock Plan (the “Plan”)	20,000	$11.10	$222,000.00	$25.44

(1)                                  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan, by reason of any stock split, stock dividend, recapitalization or any other similar transaction, effected without receipt of consideration, which results in an increase in the Registrant’s outstanding shares of common stock.

(2)                                  Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on September 24, 2012.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectus or prospectus supplements pursuant to Rule 424.

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1)          The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 29, 2012;

(2)          The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012, filed with the Commission on May 15, 2012 and August 13, 2012, respectively;

(3)          The Registrant’s Current Reports on Form 8-K filed with the Commission on January 10, 2012, February 3, 2012, February 16, 2012, March 13, 2012, March 15, 2012, March 23, 2012, March 28, 2012, April 25, 2012, May 15, 2012, June 18, 2012, August 13, 2012, August 20, 2012, September 6, 2012, September 21, 2012, and September 28, 2012; and

(4)          The description of the Registrant’s Common Stock contained in our Form S-3 filed with the Commission on November 17, 2011.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  The Company’s certificate of incorporation provides that the personal liability of directors of the Company is eliminated to the fullest extent permitted by this provision.

Section 145 of the DGCL provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, officer, employee or agent, as the case may be, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

The Company’s Bylaws requires the Company to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where the Company is permitted to indemnify such person.

The Registrant currently carries liability insurance for its directors and officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1                                 Certificate of Incorporation and Bylaws of the Company (incorporated by reference to the Company’s Annual Proxy Statement for meeting held on May 15, 1992, as filed with the Commission)

4.2                                 Certificates of Amendment of the Company (incorporated by reference to the Company’s Proxy Statement for its May 1996, May 2000, May 2001, November 2011, and August 2012 annual meetings, as filed with the Commission)

4.3                                 Amended and Restated By-Laws of Spherix Incorporated (incorporated by reference to Form 8-K filed November 23, 2009)

4.4                                 Rights Agreement dated as of February 16, 2001, between Spherix Incorporated and American Stock Transfer and Trust Company (incorporated by reference to Form 8-K filed March 6, 2001)

4.5                                 First Amendment to Rights Agreement dated as of December 20, 2010, between Spherix Incorporated and American Stock Transfer and Trust Company (incorporated by reference to Form 8-K filed December 20, 2010)

4.6                                 Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Form 8-K filed October 8, 2010)

5.1                                 Opinion of Baxter, Baker, Sidle, Conn & Jones, P.A.

10.1                           Amended And Restated 1997 Stock Plan (incorporated by reference to the Company’s Proxy Statement for its August 14, 2012 annual meeting)

23.1                           Consent of Grant Thornton LLP

23.2                           Consent of Baxter, Baker, Sidle, Conn & Jones, P.A. (included in Exhibit 5.1)

24.1                           Power of Attorney (included on signature page of this Form S-8)

Item 9.          Undertakings.

A.                                   The undersigned Registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(I)(i) and (A)(I)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on this 28 day of September, 2012.

SPHERIX INCORPORATED

By:	/s/ Claire L. Kruger

Claire L. Kruger
Chief Executive Officer
And Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Claire L. Kruger and Robert L. Clayton, and each of them, as their true and lawful attorney-in-fact and agent with full power of substitution, for them in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and to file the same, with all exhibits hereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Claire L. Kruger	Chief Executive Officer and Chief Operating Officer	September 28, 2012
Claire L. Kruger

/s/ Robert L. Clayton	CFO, Treasurer and Principal Accounting Officer	September 28, 2012
Robert L. Clayton

/s/ Robert A. Lodder, Jr.	Director and President	September 28, 2012
Robert A. Lodder, Jr.

/s/ Aris Melissaratos	Director	September 28, 2012
Aris Melissaratos

/s/ Robert J. Vander Zanden	Chairman of the Board	September 28, 2012
Robert J. Vander Zanden

/s/ Thomas B. Peter	Director	September 28, 2012
Thomas B. Peter

/s/ Douglas T. Brown	Director	September 28, 2012
Douglas T. Brown